Exhibit 99.1

Cenntro Granted 180-Day Extension to Meet Nasdaq Minimum Bid Price Requirement

ISELIN, NJ – October 24, 2025 – Cenntro Inc. (NASDAQ: CENN) (“Cenntro” or “the Company”), a pioneering electric commercial vehicle company with advanced, market-validated, and purpose-built vehicles, today announced that it has been granted an additional 180 calendar day extension from The Nasdaq Stock Market LLC (“Nasdaq”) to regain compliance with the Nasdaq’s minimum $1.00 closing bid price requirement (“the Minimum Bid Price Requirement”) as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) for continued listing on Nasdaq.

The Company now has until April 20, 2026 to meet the Minimum Bid Price Requirement as set forth in the Rule.

Nasdaq’s determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period and if necessary, by effecting a reverse stock split. The notification has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “CENN”.

Previously, on April 25, 2025, Cenntro received a letter (the “Notice”) from Nasdaq notifying the Company that it is not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2), because the closing bid price of the Company’s common stock was below $1.00 per share for thirty consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days from the Notification Date, until October 22, 2025, to regain compliance with the Minimum Bid Price Requirement.

To regain compliance with the Rule, the Company must maintain a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days on or prior to the end of the 180-day extension period, or April 20, 2026. The Company intends to take all reasonable measures to regain compliance under the Rule. However, there can be no assurance that the Company will be able to maintain compliance with the Nasdaq Capital Market’s continued listing requirements or regain compliance with the Minimum Bid Price Requirement.

About Cenntro

Cenntro (NASDAQ: CENN) is a pioneering maker and provider of electric commercial vehicles (“ECVs”). Cenntro's purpose-built ECVs are designed to serve a variety of commercial applications inclusive of its line of class 1 to class 4 trucks. Cenntro is building a globalized supply-chain, as well as the manufacturing, distribution, and service capabilities for its innovative and reliable products. Cenntro continues to evolve its products capabilities through advanced battery, powertrain, and smart driving technologies. For more information, please visit Cenntro's website at: www.cenntroauto.com.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as "may," "believe," "anticipate," "could," "should," "intend," "plan," "will," "aim(s)," "can," "would," "expect(s)," "estimate(s)," "project(s)," "forecast(s)," "positioned," "approximately," "potential," "goal," "strategy," "outlook" and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management's current beliefs, expectations and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro’s forward-looking statements, please see disclosures contained in Cenntro's public filings with the SEC, including the "Risk Factors" in Cenntro's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2025 and which may be viewed at www.sec.gov.

Contacts:
Investor Relations Contact:
Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:
PR@cenntroauto.com
IR@cenntroauto.com